Exhibit 10.29

April 19, 2021

Tactile Systems Technology – Tactile Medical

3701 Wayzata Blvd, Suite 300

Minneapolis, MN 55416

612-355-5100

Eric Pauls

[--]

[--]

Dear Eric:

We are pleased to offer you the full-time position as Senior Vice President, Sales at Tactile Medical. Your employment start date is May 1, 2021. This employment offer is conditioned on you countersigning and returning this conditional employment offer letter, the satisfactory completion of a background check and on you signing and returning the enclosed Employee Confidentiality and Assignment of Inventions Agreement on or before your start date. In addition, you will be required to provide the company with required valid documents for Employment Eligibility Verification (I-9 form) within three days after your start date as required by the Immigration Reform and Control Act of 1986.

You will be a full-time exempt employee reporting to the CEO.

Your starting salary will be $325,000.00 annually, subject to applicable withholdings. We currently pay on a bi-weekly pay schedule beginning on Saturday and ending on Friday at midnight. The number of days in a regularly scheduled pay period is 14 days, and your regularly scheduled payday will be every other Friday.

You will be eligible for annual stock awards targeted but not guaranteed at 1-times your annual base salary, in a combination of Non-Qualified Stock Options, Restricted Stock Units and/or Performance Stock Units, prorated in year one. All Non-Qual. Stock Options and Restricted Stock units will vest over three years with 33% after each completed year from grant. PSU awards vest in accordance with compensation committee approvals; currently identified as a two-year vesting program. You will also be eligible to participate in the company bonus plan based upon the criteria developed by the Company, targeted but not guaranteed at 45% at plan. Your 2021 plan year bonus will be prorated for time served in the role during the company’s 2021 fiscal year, but with a minimum guarantee of $75,000, subject to your continued employment through the date bonuses are earned under the company bonus plan for the company’s 2021 fiscal year. Additionally, we are offering a sign-on bonus of equity in the amount of $250,000 in the form of Restricted Stock Units. These will be priced two days following our next earnings release that occurs after your hire date and vest over three years.

You are eligible for time away benefits including Reasonable Time Off, Jury Duty, Parental and Bereavement. The terms of use for your leave benefits are available to review in the Tactile Medical Employee Handbook.

Deductions for tax such as federal, state, social security, Medicare and local taxes are mandatory and required by law. Deductions associated with benefit elections will be listed in the New Hire Benefit

Enrollment Module for those election choices or based on an election an employee makes related to benefit programs offered by Tactile Medical. In addition, Tactile Medical will comply with all court orders and tax levies.

You will be eligible for health and welfare benefits on the first of the month following your employment start date. You will receive information on the insurance plans and enrollment materials on your first day of employment. Other benefits for which you may be eligible, including but not limited to 401(k) and Employee Stock Purchase Plan, will be addressed in the Tactile Medical Employee Handbook and/or during your new hire orientation. The company’s benefit plans and programs may change from time to time and the company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

Enclosed is a copy of the Tactile Systems Technology, Inc. Executive Employee Severance Plan. You will be eligible to participate in this plan upon approval from the Tactile Medical Board of Directors Compensation Committee.

Please sign and return this offer letter to confirm your acceptance of this offer of employment with Tactile Medical. By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement or any other agreement, which would prevent you from accepting or performing services for the company. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with the company, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.

Tactile Medical offers a great culture and wonderful opportunities to expand your expertise. It is a very exciting time for our entire organization, and we are happy that you have chosen to be a part of it!

Sincerely,

/s/ Dan L. Reuvers

Dan Reuvers

CEO

Enclosures:Employee Confidentiality and Assignment of Inventions Agreement

Tactile Systems Technology, Inc. Executive Employee Severance Plan

I accept Tactile Medical’s offer of employment pursuant to the terms and conditions included above. I acknowledge that this offer of employment is not a contract for employment for any specified period of time and that my employment with Tactile Medical is “at will” and may be terminated at any time, for any reason, by myself or Tactile Medical.

/s/ Eric Pauls

Eric Pauls